Contact: Thom Mocarsky Arbitron Inc. 410-312-8239 thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

Arbitron Updates Financial Guidance for 2008
Arbitron and Nielsen Terminate ‘Project Apollo’

NEW YORK, February 26, 2008 — Arbitron Inc. (NYSE: ARB), in a joint release with The Nielsen Company, yesterday announced the termination of “Project Apollo,” the proposed single-source, national research service. Arbitron and Nielsen had been working on the pilot project since early in 2005.

Taking into account the termination of the ‘Project Apollo’ effort and a further review of the company’s business operations, Arbitron is updating its financial guidance for the full year 2008, which was provided in its fourth quarter 2007 earnings release and conference call.

On February 14, 2008, the company issued full year 2008 revenue growth guidance of 8 percent to 10 percent and earnings per share guidance expectations between $1.42 and $1.56. At that time, it was noted that the earnings per share guidance excluded the impact of any incremental costs associated with shutting down or commercializing Project Apollo. At the same time, the Company also noted that the outcome of the commercialization decision would result in additional costs of between $4 million and $10 million, with the low end representing a shutdown of the panel and the high end representing a full commercialization scenario.

Arbitron continues to expect revenue for the full year 2008 to increase between 8 percent and 10 percent compared to last year’s revenue from continuing operations. (This revenue guidance excludes 2007 revenue from Continental Research, which was sold in January 2008 and has been classified as a Discontinued Operation effective with the fourth quarter 2007.)

Earnings per share (diluted) for the full year 2008 is now expected to be between $1.30 and $1.44 versus $1.35 in 2007. Earnings per share (diluted) from continuing operations in 2007 was $1.37.

The initial earnings per share guidance for 2008 included only costs associated with operating the Project Apollo pilot into the first quarter and represented approximately $0.04 per diluted share. The incremental $0.12 included in the guidance issued today brings the total 2008 estimated costs to $0.16 per diluted share, roughly flat with 2007.

In 2007, costs associated with Project Apollo totaled $6.9 million.

Conference call: schedule and access
Arbitron will hold a conference call on Tuesday, February 26, 2008 at 10:00 a.m. Eastern Time to discuss the financial implications of the termination of “Project Apollo.”

The Company invites you to listen to the call by dialing (toll free) (888) 868-9083. The conference call can be accessed from outside of the United States by dialing (973) 935-8512. To participate, users will need to use the following code: 36430989. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

A replay of the call will be available from 12:00 p.m. on February 26 through 11:59 p.m. on March 03, 2008. To access the replay, please call (toll free) 800-642-1687 in the United States, or (706) 645-9291 outside of the United States. To access the replay, users will need to enter the following code: 36430989.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter, a new technology for media and marketing research.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Its executive offices are located in New York City.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of our Portable People MeterTM service;

•	successfully design, recruit, and maintain PPM panels that appropriately balance research quality, panel size and operational cost;

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture, or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations; and

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.